Exhibit 99.1

FOR IMMEDIATE RELEASE

COMPANY CONTACT:

Robert L. LaPenta, Jr.
Vice President –Treasurer
(609) 387-7800 ext. 1216

Burlington Coat Factory Announces First Quarter Fiscal 2012 Operating Results

•	Total sales increased $53.3 million, or 5.7% versus the prior year’s quarter.
•	Comparative store sales increased 0.6%.
•	Comparative store inventory turnover improved 14.1%.
•	Comparative store inventory decreased 15.6%

BURLINGTON, NEW JERSEY, June 12, 2012 – Burlington Coat Factory Investments Holdings, Inc. and its operating subsidiaries (the “Company”), a nationwide retailer based in Burlington, New Jersey, today announced its results for the first quarter ended April 28, 2012.

Total net sales for the first quarter ended April 28, 2012 were $982.4 million compared with $929.1 million for the comparative period ended April 30, 2011, a 5.7% increase.  Comparative store sales increased 0.6%

Adjusted EBITDA for the three months ended April 28, 2012 decreased 13.0% to $69.9 million from Adjusted EBITDA of $80.4 million for the three months ended April 30, 2011.  This decrease was primarily driven by the Company’s planned decrease in gross margin rate for the quarter as well as planned strategic investments in selling and administrative expenses.

Tom Kingsbury, the Company’s Chief Executive Officer, stated, “We are pleased with our total sales increase of 5.7% for the quarter. We are extremely pleased with our inventory management which resulted in a 14% faster inventory turnover. In addition, our 15% reduction in aged goods is allowing us to deliver more fresh values to our customers on a daily basis.”

First Quarter Fiscal 2012 Conference Call

The Company will hold a conference call for investors on Friday, June 15, 2012 at 10:00 a.m. Eastern Time to discuss the Company’s first quarter Fiscal 2012 operating results. To participate in the call, please dial 1-800-616-4018. This conference call will be recorded and available for replay beginning one hour after the end of the call and will be available through June 16, 2012 at 12:00 p.m. eastern time. To access the replay, please dial 1-800-633-8284, then the access number, 21595778.  Additionally, a replay of the call will be available for 30 days on the Company’s website (www.burlingtoncoatfactory.com).

About Burlington Coat Factory

Burlington Coat Factory is a nationally recognized retailer of high-quality, branded apparel at everyday low prices. We currently serve our customers through our 482 stores in 44 states and Puerto Rico.  For more information about Burlington Coat Factory, visit our website at www.burlingtoncoatfactory.com.

Safe Harbor for Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including among others, competition in the retail industry, seasonality of our business, adverse weather conditions, changes in consumer preferences and consumer spending patterns, import risks, inflation, general economic conditions, our ability to implement our strategy, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements, availability of adequate financing, our dependence on vendors for our merchandise, events affecting the delivery of merchandise to our stores, existence of adverse litigation, availability of desirable locations on suitable terms, and other risks. For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Burlington Coat Factory Investments Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
(Amounts in thousands)

	Three Months Ended
	April 28, 2012	April 30, 2011
REVENUES:
Net Sales	$982,422	$929,081
Other Revenue	7,534	7,250
Total Revenue	989,956	936,331

COSTS AND EXPENSES:
Cost of Sales (Exclusive of Depreciation and Amortization)	619,885	577,303
Selling and Administrative Expenses	307,137	288,828
Restructuring and Separation Costs	1,478	-
Depreciation and Amortization	39,925	36,620
Impairment Charges – Long-Lived Assets	13	9
Other Income, Net	(2,304)	(2,809)
Loss on Extinguishment of Debt	-	37,764
Interest Expense (Inclusive of Gain (Loss) on Interest Rate Cap Agreements)	29,479	30,854
Total Costs and Expenses	995,613	968,569

Pre-Tax Loss	(5,657)	(32,238)

Income Tax Benefit	(1,717)	(11,181)

Net Loss	$(3,940)	$(21,057)

EBITDA and Adjusted EBITDA

The following table calculates the Company’s EBITDA (earnings from operations before interest, taxes and depreciation and amortization) and Adjusted EBITDA, both of which are considered Non-GAAP financial measures. Generally, a Non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Adjusted EBITDA, as defined in the credit agreement governing our Term Loan Facility, starts with consolidated net (loss) income for the period and adds back (i) depreciation, amortization, impairments and other non-cash charges that were deducted in arriving at consolidated net (loss) income, (ii) the (benefit) provision for taxes, (iii) interest expense, (iv) advisory fees, and (v) unusual, non-recurring or extraordinary expenses, losses or charges as reasonably approved by the administrative agent for such period.  Adjusted EBITDA is used to calculate the consolidated leverage ratio and the consolidated interest coverage ratio under the Company’s Term Loan Facility.  We present Adjusted EBITDA because we believe it is a useful supplemental measure in evaluating the performance of our business and provides greater transparency into our results of operations.

The Company believes that EBITDA and Adjusted EBITDA provide investors helpful information with respect to our operations and financial condition. The Company has provided this additional information to assist the reader in understanding our ability to meet our future debt service, fund our capital expenditures and working capital requirements and to comply with various covenants in each indenture governing our outstanding senior notes, as well as various covenants related to our senior secured credit facilities which are material to our financial condition and financial statements.  Other companies in our industry may calculate these non-GAAP measures differently such that our calculation may not be directly comparable.  The adjustments to these metrics are not in accordance with regulations adopted by the SEC that apply to periodic reports presented under the Exchange Act. Accordingly, EBITDA and Adjusted EBITDA may be presented differently in filings made with the SEC than as presented in this report or not presented at all.

EBITDA and Adjusted EBITDA are calculated as follows (amounts in thousands):

	Three Months Ended
	April 28, 2012	April 30, 2011
Net Loss	$(3,940)	$(21,057)
Interest Expense	29,479	30,854
Income Tax Benefit	(1,717)	(11,181)
Depreciation and Amortization	39,925	36,620
EBITDA	$63,747	$35,236

Impairment Charges – Long-Lived Assets	13	9
Non Cash Straight-Line Rent Expense (a)	1,160	2,510
Advisory Fees (b)	1,035	1,116
Stock Compensation Expense ( c)	791	705
Amortization of Purchased Lease Rights (d)	232	218
Franchise Taxes (e)	348	632
Insurance Reserve (f)	-	1,176
Advertising Expense Related to Barter (g)	922	1,278
Loss on Disposal of Fixed Assets (h)	167	249
Refinancing Fees (i)	-	(528)
Loss on Extinguishment of Debt (j)	-	37,764
Other Non-Cash Charges (k)	(22)	35
Litigation Reserve (l)	69	-
Severance and Restructuring (m)	1,478	-
Adjusted EBITDA	$69,940	$80,400

(a)
Represents the difference between the actual base rent and rent expense calculated in accordance with GAAP (on a straight line basis), in accordance with the credit agreements governing the Term Loan Facility and ABL Line of Credit.

(b)	Represents the annual advisory fee of Bain Capital expensed during the fiscal periods, in accordance with the credit agreements governing the Term Loan Facility and ABL Line of Credit.
(c)	Represents expenses recorded under ASC Topic No. 718 “Stock Compensation” during the fiscal periods, in accordance with the credit agreements governing the Term Loan Facility and ABL Line of Credit.
(d)
Represents amortization of purchased lease rights which are recorded in rent expense within our selling and administrative line items, in accordance with the credit agreements governing the Term Loan Facility and ABL Line of Credit.

(e)	Represents franchise taxes paid based on our equity, as approved by the administrative agents for the Term Loan Facility and ABL Line of Credit.
(f)
Represents the non-cash change in reserves based on estimated general liability, workers compensation and health insurance claims as approved by the administrative agents for the Term Loan Facility and ABL Line of Credit.  Beginning in the first quarter of Fiscal 2012, this will no longer be treated as an adjustment to Adjusted EBITDA.

(g)
Represents non-cash advertising expense based on the usage of barter advertising credits obtained as part of a non-cash exchange of inventory, as approved by the administrative agents for the Term Loan Facility and ABL Line of Credit.

(h)
Represents the gross non-cash loss recorded on the disposal of certain assets in the ordinary course of business, in accordance with the credit agreements governing the Term Loan Facility and ABL Line of Credit.

(i)	Represents refinancing fees that reduce Adjusted EBITDA per the administrative agents for the Term Loan Facility and the ABL Line of Credit.
(j)
Represents charges incurred in accordance with ASC Topic No. 470, “Debt – Modifications and Extinguishments,” whereby we incurred a loss on the extinguishment of certain debt instruments as approved by the administrative agents for the Term Loan Facility and the ABL Line of Credit.

(k)	Represents other non-cash charges in accordance with the credit agreements governing the Term Loan Facility and ABL Line of Credit.
(l)	Represents charges incurred in conjunction with a non-recurring litigation reserve as approved by the administrative agents for the Term Loan Facility and the ABL Line of Credit.
(m)
Represents restructuring and separation charges resulting from a reorganization of certain positions within our stores and corporate locations in Fiscal 2012 in accordance with the credit agreements governing the Term Loan Facility and ABL Line of Credit.